Exhibit 3.1

OPRICHTING BESLOTEN VENNOOTSCHAP

Op elf maart

tweeduizend eenentwintig, verschijnt voor mij,

mr. dr. Paul Pieter de Vries, notaris te Amsterdam:

de heer mr. Marijn Florian van Horen, werkzaam bij het kantoor Houthoff in de vestiging te (1082 MA) Amsterdam, Gustav Mahlerplein 50, geboren te Arnhem op vierentwintig oktober negentienhonderd zesennegentig, handelend als schriftelijk gevolmachtigde van:

Qell Partners LLC, een vennootschap naar het recht van de Kaaimaneilanden, kantoorhoudende te Floor 4, Willow House, Cricket Square, Grand Cayman KYI-9010, Kaaimaneilanden, ingeschreven in het Registrar of Companies in de Kaaimaneilanden onder nummer 3215

(“Oprichter”).

De Oprichter verklaart hierbij een besloten vennootschap met beperkte aansprakelijk-heid op te richten waarvoor de volgende statuten gelden:

STATUTEN

Artikel 1. Definities

1.1.	In deze statuten wordt verstaan onder:
-	BW: het Burgerlijk Wetboek;

-	bestuur: het orgaan gevormd door de bestuurder(s);

-	bestuurder(s): de bestuurder(s) in de zin van de wet;
-	orgaan: het bestuur of de algemene vergadering;

-	schriftelijk: per brief, per fax, per e-mail of langs andere elektronische weg toegezonden leesbaar en reproduceerbaar bericht, tenzij in de wet of deze statuten anders is bepaald;

-	tegenstrijdig belang: een direct of indirect persoonlijk belang dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming;

-	vergadergerechtigde(n): aandeelhouders (ongeacht of zij stemrecht hebben) alsmede vruchtgebruikers met stemrecht;

-	vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren.

Artikel 2. Naam en zetel

2.1.	De vennootschap draagt de naam:

Qell DutchCo B.V.

2.2.	De vennootschap heeft haar zetel te Amsterdam.

Artikel 3. Doel

3.1.	De vennootschap heeft ten doel:

-	het oprichten van-, het deelnemen in- en het financieren van vennootschappen of ondernemingen;
-	het samenwerken met-, het besturen van-, het voeren van directie overen het verlenen van adviezen en andere diensten aan vennootschappen of ondernemingen;
-	het opnemen en verstrekken van geldleningen;

-	het verstrekken van zekerheden voor schulden en andere verplichtingen van de vennootschap of andere vennootschappen of ondernemingen die met haar in een groep verbonden zijn of van derden;
-	het verstrekken van garanties, het stellen van borg en het hoofdelijk ver-binden van de vennootschap of haar bezittingen voor schulden en andere verplichtingen van de vennootschap of andere vennootschappen of ondernemingen die met haar in een groep verbonden zijn of van derden;
-	het verkrijgen, exploiteren en vervreemden van (register)goederen; en
-	het verkrijgen, exploiteren en vervreemden van industriële en intellectuele eigendomsrechten,

en het verrichten van alles dat met het hiervoor genoemde verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

Artikel 4. Aandelen

4.1.	Het kapitaal van de vennootschap bestaat uit aandelen van nominaal tien eurocent (EUR 0,10).

4.2.	De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.

4.3.	Door de vennootschap worden geen aandeelbewijzen afgegeven.
4.4.	Indien aandelen of rechten op aandelen tot een gemeenschap behoren kunnen de deelgenoten zich slechts tegenover de vennootschap doen vertegenwoordigen door een persoon, daartoe schriftelijk door hen allen gemachtigd.

Artikel 5. Uitgifte

5.1.	Uitgifte van aandelen geschiedt krachtens een besluit van de algemene vergadering dat tevens de koers en de verdere voorwaarden van uitgifte bevat. Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort, behoudens het bepaalde in artikel 2:191 lid 1 BW, tweede volzin.

5.2.	De algemene vergadering kan haar bevoegdheid als in het vorige lid bedoeld overdragen aan een ander orgaan en kan deze overdracht herroepen.

5.3.

Bij uitgifte van aandelen heeft iedere aandeelhouder een voorkeursrecht naar evenredigheid van het gezamenlijk bedrag van zijn aandelen behoudens het bepaalde in de wet .

Het voorkeursrecht is niet overdraagbaar.

Het voorkeursrecht kan, telkens voor een enkele uitgifte van aandelen, worden beperkt of uitgesloten bij besluit van de algemene vergadering. Indien de algemene vergadering haar bevoegdheid als bedoeld in artikel 5.1 op grond van artikel 5.2 heeft overgedragen aan een ander orgaan, komt de bevoegdheid genoemd in de vorige zin eveneens toe aan dat andere orgaan voor gelijke duur.

5.4.	Het in de vorige leden van dit artikel bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen.
5.5.	Het bestuur is bevoegd tot het aangaan van de rechtshandelingen als bedoeld in artikel 2:204 lid 1 BW.

Artikel 6. Eigen aandelen

6.1.	De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.
6.2.	Het bestuur beslist over de verkrijging van aandelen in het kapitaal van de vennootschap. Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.
6.3.	De vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien:
a.	het eigen vermogen verminderd met de verkrijgingsprijs kleiner is dan de reserves die krachtens de wet moeten worden aangehouden; of
b.	het bestuur weet of redelijkerwijs behoort te voorzien dat de vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

6.4.

Indien de vennootschap na een verkrijging niet kan voortgaan met het betalen van haar opeisbare schulden, zijn de bestuurders die dat ten tijde van de verkrijging wisten of redelijkerwijs behoorden te voorzien, jegens de vennootschap hoofdelijk verbonden tot vergoeding van het tekort dat door de verkrijging is ontstaan met de wettelijke rente vanaf de dag van de verkrijging. Het overige in artikel 2:207 lid 3 BW bepaalde is hierop van toepassing.

De vervreemder van de aandelen die wist of redelijkerwijs behoorde te voorzien dat de vennootschap na de verkrijging niet zou kunnen voortgaan met het betalen van haar opeisbare schulden is jegens de vennootschap gehouden tot vergoeding van het tekort dat door de verkrijging van zijn aandelen is ontstaan, voor ten hoogste de verkrijgingsprijs van de door hem vervreemde aandelen, met de wettelijke rente vanaf de dag van de verkrijging. Indien de bestuurders de vordering uit hoofde van de eerste zin van dit lid hebben voldaan, geschiedt de in de vorige zin bedoelde vergoeding aan de bestuurders, naar evenredigheid van het gedeelte dat door ieder van de bestuurders is voldaan. De bestuurders en de vervreemder zijn niet bevoegd tot verrekening van hun schuld uit hoofde van dit artikel.

6.5.	De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt.
6.6.	In de artikelen 6.2 tot en met 6.5 zijn onder aandelen certificaten daarvan begrepen.

6.7.	Na verkrijging van eigen aandelen dient nog ten minste één aandeel met stemrecht te worden gehouden door een ander dan en anders dan voor rekening van de vennootschap of een van haar dochtermaatschappijen.

Artikel 7. Kapitaalvermindering

7.1.	De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van de aandelen bij statutenwijziging te verminderen. Dit besluit mag niet leiden tot terugbetaling ten laste van de reserves die krachtens de wet moeten worden aangehouden.
7.2.	Op een besluit tot kapitaalvermindering en de uitvoering daarvan is overigens het bepaalde in de wet van toepassing.
7.3.	Na intrekking van aandelen dient nog ten minste één aandeel met stemrecht te worden gehouden door een ander dan en anders dan voor rekening van de vennootschap of een van haar dochtermaatschappijen.
7.4.	Op een besluit tot vermindering van het geplaatste kapitaal met terugbetaling op aandelen is het in artikel 18.2 tot en met artikel 18.4 bepaalde van overeenkomstige toepassing.

Artikel 8. Certificaten van aandelen, verpanding en vestiging van vruchtgebruik op aandelen, vergaderrecht

8.1.	Aan certificaten van aandelen is geen vergaderrecht verbonden.
8.2.	Op aandelen kan vruchtgebruik en pandrecht worden gevestigd. De aandeelhouder heeft het stemrecht op de aandelen waarop vruchtgebruik is gevestigd respectievelijk op de verpande aandelen. In afwijking van het in de vorige zin bepaalde kan het stemrecht toekomen aan een vruchtgebruiker op grond van artikel 2:197 lid 3 voorlaatste volzin BW.
8.3.	De aandeelhouder die vanwege een vruchtgebruik geen stemrecht heeft en de vruchtgebruiker die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan de houders van certificaten van aandelen waaraan vergader-recht is verbonden. Vruchtgebruikers die geen stemrecht hebben en pandhouders hebben deze rechten niet.

Artikel 9. Aandeelhoudersregister

9.1.

Het bestuur houdt een register waarin de namen en adressen van alle houders van aandelen zijn opgenomen met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening en van het op ieder aandeel gestorte bedrag en waarin tevens e-mailadressen kunnen worden opgenomen.

Daarin worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening en met vermelding of en - voor zover van toepassing - welke aan de aandelen verbonden rechten hen toekomen.

9.2.	Iedere aandeelhouder, vruchtgebruiker en pandhouder is verplicht er voor te zorgen dat zijn gegevens als bedoeld in artikel 9.1 bij de vennootschap bekend zijn.
9.3.	Het register wordt regelmatig bijgehouden overeenkomstig de bepalingen van de wet .
9.4.	Alle aantekeningen in en afschriften of uittreksels uit het aandeelhoudersregister zullen worden ondertekend door een bestuurder.

Artikel 10. Levering van aandelen

10.1.	Voor de uitgifte en levering van een aandeel of de levering of afstanddoenirig van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte, waarbij de betrokkenen partij zijn.
10.2.	De levering van een aandeel of de levering of afstanddoening van een beperkt recht daarop overeenkomstig het in artikel 10.1 bepaalde werkt mede van rechtswege tegenover de vennootschap. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het daaromtrent bepaalde in de wet.

Artikel 11. Geen blokkeringsregeling

11.1.	Ten aanzien van de overdraagbaarheid van de aandelen in het kapitaal van de vennootschap geldt geen beperking als bedoeld in artikel 2:195 lid 1 BW.

Artikel 12. Bestuur

12.1.	De vennootschap heeft een bestuur. Het aantal bestuurders wordt door dealgemene vergadering vastgesteld.
12.2.	Bestuurders worden benoemd door de algemene vergadering.
12.3.	Bestuurders kunnen te allen tijde door de algemene vergadering worden geschorst of ontslagen.
12.4.	Een schorsing kan, ook na één of meermalen verlengd te zijn, in totaal niet langer duren dan drie maanden.
12.5.	De bezoldiging en verdere arbeidsvoorwaarden worden, voor iedere bestuurder afzonderlijk, bepaald door de algemene vergadering.
12.6.	Het bestuur dient zich te gedragen naar de aanwijzingen van de algemene vergadering, een en ander met inachtneming van het bepaalde in de wet.

Artikel 13. Bestuursreglement

13.1.	Het bestuur is bevoegd een reglement vast te stellen, waarin bestuurstaken aan een of meer bestuurders worden toebedeeld en andere onderwerpen worden geregeld, die naar het oordeel van het bestuur (nadere) regeling behoeven. Een besluit tot vaststellingvan een reglement wordt door het bestuur genomen na voorafgaande goedkeuring van de algemene vergadering.

13.2.	Het reglement mag niet met de wet of deze statuten in strijd zijn.
13.3.	Het bestuur is bevoegd het reglement te wijzigen of op te heffen met inachtneming van het bepaalde in de tweede zin van artikel 13.1.

Artikel 14. Besluitvorming bestuur

14.1.	Een bestuurder die bij een voorgenomen bestuursbesluit een tegenstrijdig belang heeft dient dit onverwijld te melden aan het bestuur.
14.2.	Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming indien hij een tegenstrijdig belang heeft. Wanneer hierdoor geen bestuursbesluit kan worden genomen, wordt het besluit genomen door de algemene vergadering, tenzij de algemene vergadering één of meer personen aanwijst om het besluit te nemen. Ook een of meer bestuurders met een tegenstrijdig belang kunnen in laatstbedoeld geval door de algemene vergadering worden aangewezen, in welk geval de eerste volzin van dit lid niet geldt.
14.3.	Het bestuur besluit bij volstrekte meerderheid van de uitgebrachte stemmen in een vergadering van het bestuur.
14.4.	Met inachtneming van artikel 14.2, brengt iedere bestuurder in de vergaderingen van het bestuur één stem uit.
14.5.	Tenzij een bestuurder een tegenstrijdig belang heeft bij een voorgenomen bestuursbesluit, kan hij zich in de bestuursvergaderingen doen vertegenwoordigen. Die vertegenwoordiging kan uitsluitend plaatsvinden door een medebestuurder die geen tegenstrijdig belang heeft en dient te geschieden krachtens een schriftelijke volmacht.
14.6.	Het bestuur kan ook buiten vergadering besluiten indien alle bestuurders - met uitzondering van de bestuurders die een tegenstrijdig belang hebben gemeld overeenkomstig artikel 14.1 voor zover niet alle bestuurders een tegenstrijdig belang hebben - zijn geraadpleegd en geen van hen zich tegen deze wijze van besluitvorming heeft verzet. Op besluiten buiten vergadering is het bepaalde in artikel 14.1 tot en met 14.4 van toepassing.
14.7.

Aan de voorafgaande goedkeuring van de algemene vergadering zijn onderworpen alle besluiten van het bestuur omtrent zodanige rechtshandelingen als door de algemene vergadering duideijk omschreven en schriftelijk ter kennis van het bestuur zijn gebracht.

Het ontbreken van de goedkeuring zoals bedoeld in dit lid tast de vertegenwoordigings bevoegdheid van het bestuur of de bestuurders niet aan.

Artikel 15. Belet of ontstentenis

15.1.

In geval van belet of ontstentenis van één of meer bestuurders berust het bestuur van de vennootschap bij de overblijvende bestuurders dan wel bij de enig overgebleven bestuurder.

In geval van belet of ontstentenis van alle bestuurders of van de enige bestuurder, berust het bestuur van de vennootschap tijdelijk bij een door de algemene vergadering daartoe aangewezen persoon. Het bepaalde in deze statuten omtrent het bestuur en de bestuurders is, voor zover mogelijk, van overeenkomstige toepassing op deze aangewezen persoon.

Artikel 16. Vertegenwoordiging

16.1.	De bevoegdheid tot vertegenwoordiging komt uitsluitend toe aan:
-	hetzij het bestuur;
-	hetzij iedere bestuurder.

Artikel 17. Boekjaar, jaarrekening, bestuursverslag

17.1.	Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.
17.2.

Binnen vijf maanden na afloop van elk boekjaar, behoudens verlenging van deze termijn door de algemene vergadering met ten hoogste vijf maanden op grond van bijzondere omstandigheden, wordt door het bestuur de jaarrekening (bestaande uit de balans en de winst- en verliesrekening met toelichting) op-gemaakt.

De jaarrekening wordt ondertekend door alle bestuurders.

Ontbreekt de ondertekening van één of meer van hen dan wordt daarvan onder opgaaf van reden melding gemaakt.

Voor zover wettelijk vereist, maakt het bestuur binnen voornoemde termijn een bestuursverslag op.

17.3.	Indien en voor zover het dienaangaande in de wet bepaalde op de vennootschap van toepassing is, zal door de algemene vergadering opdracht worden verleend aan een deskundige of organisatie van deskundigen als bedoeld in artikel 2:393 lid 1 BW teneinde de door het bestuur ontworpen jaarrekening en - indien opgemaakt - het bestuursverslag te onderzoeken en daarover verslag uit te brengen en een verklaring af te leggen.
17.4.

De jaarrekening wordt vastgesteld door de algemene vergadering. Vaststelling van de jaarrekening strekt niet tot decharge van een bestuurder.

Indien alle aandeelhouders tevens bestuurder van de vennootschap zijn, geldt ondertekening van de jaarrekening door alle bestuurders, in afwijking van het bepaalde in artikel 2:210 lid 5 BW, niet tevens als vaststelling van de jaarrekening.

17.5.	De vennootschap is verplicht tot openbaarmaking bij het handelsregister indien en voor zover de wet dit vereist.

Artikel 18. Winstbestemming, uitkeringen aan aandeelhouders

18.1.	De algemene vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen van de vennootschap groter is dan de reserves die krachtens de wet moeten worden aangehouden.
18.2.	Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts de goedkeuring indien zij weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

18.3.	Indien de vennootschap na een uitkering niet kan voortgaan met het betalen van haar opeisbare schulden, zijn de bestuurders die dat ten tijde van de uitkering wisten of redelijkerwijs behoorden te voorzien jegens de vennootschap hoofdelijk verbonden voor het tekort dat door de uitkering is ontstaan met de wettelijke rente vanaf de dag van de uitkering. Niet verbonden is de bestuurder die bewijst dat het niet aan hem te wijten is dat de vennootschap de uitkering heeft gedaan en dat hij niet nalatig is geweest in het treffen van maatregelen om de gevolgen daarvan af te wenden.
18.4.	Degene die de uitkering ontving terwijl hij wist of redelijkerwijs behoorde te voorzien dat de vennootschap na uitkering niet zou kunnen voortgaan met het betalen van haar opeisbare schulden is gehouden tot vergoeding van het tekort dat door de uitkering is ontstaan, ieder voor ten hoogste het bedrag of de waarde van de door hem ontvangen uitkering, met de wettelijke rente vanaf de dag van de uitkering. Indien de bestuurders de vordering uit hoofde van de eerste zin van artikel 18.3 hebben voldaan, geschiedt de in de vorige zin bedoelde vergoeding aan de bestuurders, naar evenredigheid van het gedeelte dat door ieder van de bestuurders is voldaan. Ten aanzien van een schuld uit hoofde van de eerste zin van artikel 18.3 of de eerste zin van dit artikel is de schuldenaar niet bevoegd tot verrekening.
18.5.	Bij de berekening van iedere uitkering tellen de aandelen die de vennootschap in haar kapitaal houdt, niet mee.
18.6.	Bij de berekening van het bedrag dat op ieder aandeel zal worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominale bedrag van de aandelen in aanmerking. Van de vorige zin kan met instemming van alle aandeelhouders worden afgeweken.
18.7.	De vordering tot uitkering verjaart door een tijdsverloop van vijf jaren te rekenen vanaf de dag van betaalbaarstelling.

Artikel 19. Vergaderingen van aandeelhouders

19.1.	Tijdens ieder boekjaar wordt ten minste één algemene vergadering gehouden of ten minste eenmaal op de wijze bedoeld in artikel 21.1 besloten. In deze vergadering of dit besluit komt in elk geval aan de orde:
-	de behandeling van het bestuursverslag, voor zover wettelijk vereist;
-	de vaststelling van de jaarrekening;
-	het verlenen van decharge aan de bestuurders voor het in het afgelopen boekjaar gevoerde bestuur; en
-	het verlenen van een opdracht aan een deskundige als bedoeld in artikel l2:393 BW, voor zover wettelijk vereist.

19.2.	Een onderwerp, waarvan de behandeling per aangetekende brief is verzocht door een of meer vergadergerechtigden die alleen of gezamenlijk ten minste een honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd:
a.	indien de vennootschap het verzoek niet later dan op de dertigste dag voor die van de vergadering heeft ontvangen; en
b.	mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.
19.3.	De algemene vergadering wordt gehouden in de gemeente waar de vennoot-schap haar zetel heeft.
19.4.	De bevoegdheid tot bijeenroeping van een algemene vergadering en tot agendering van de te behandelen onderwerpen komt toe aan het bestuur, iedere bestuurder en iedere aandeelhouder.

Een of meer vergadergerechtigden die alleen of gezamenlijk ten minste een honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, kunnen aan het bestuur per aangetekende brief en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een algemene vergadering bijeen te roepen. Het bestuur treft de nodige maatregelen opdat de algemene vergadering binnen vier weken na het verzoek kan worden gehouden, tenzij een zwaarwichtig belang van de vennootschap zich daartegen verzet.

19.5.	De oproeping van vergadergerechtigden voor een algemene vergadering geschiedt door of namens degene die tot bijeenroeping van de vergadering heeft besloten (“oproeping”), niet later dan op de achtste dag vóór die van de ver-gadering:
a.	door middel van oproepingsbrieven gericht aan de adressen van de vergadergerechtigden zoals deze zijn vermeld in het aandeelhoudersregister; of
b.	indien de vergadergerechtigde hiermee instemt, door middel van een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, gericht aan het adres dat door de vergadergerechtigde voor dit doel aan de vennootschap bekend is gemaakt.

De oproeping vermeldt plaats, dag en uur van de vergadering en de te behandelen onderwerpen.

Wanneer één of meer oproepingen, overeenkomstig het hiervoor bepaalde verzonden, hun bestemming niet bereiken, dan zal dit geen invloed uitoefenen op de geldigheid van de algemene vergadering en de daarin te nemen besluiten.

19.6.	De algemene vergadering voorziet zelf in haar leiding.
19.7.	Van het verhandelde in een algemene vergadering worden notulen gehouden tenzij een notarieel proces-verbaal wordt opgemaakt.

De notulen worden ingeschreven in een daartoe bestemd register en vastgesteld en getekend door de voorzitter van de vergadering en de door deze bij de aanvang van de vergadering aangewezen secretaris van de vergadering. - De notulen of het notarieel proces-verbaal strekken tot bewijs van het in de vergadering beslotene.

Artikel 20. Besluitvorming in vergadering

20.1.	Iedere aandeelhouder is bevoegd, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daarin het woord te voeren. De bestuurder(s) heeft (hebben) als zodanig in de algemene vergadering de gelegenheid om advies uit te brengen.
20.2.	Om aan de stemmingen in de algemene vergadering te kunnen deelnemen, moeten de aandeelhouders, respectievelijk hun vertegenwoordiger, de presentielijst tekenen, onder vermelding van het aantal door ieder vertegenwoordigde aandelen.
20.3.	Elk aandeel geeft recht op één stem.
20.4.	Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan een van hen de certificaten houdt.
20.5.	Bij de vaststelling in hoeverre de aandeelhouders aanwezig of vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan de wet bepaalt dat daarvoor geen stem kan worden uitgebracht.
20.6.	De besluiten in de algemene vergadering worden genomen met volstrekte meerderheid van uitgebrachte stemmen.
Blanco stemmen gelden als niet uitgebracht.

20.7.	Stemming in de algemene vergadering geschiedt mondeling, tenzij de voorzitter van de vergadering anders bepaalt.

20.8.	Bij staking van stemmen is het voorstel verworpen.
20.9.	In een algemene vergadering kunnen wettige besluiten worden genomen ook al zijn de voorschriften met betrekking tot het oproepen en houden van vergaderingen niet in acht genomen mits:

a.	alle vergadergerechtigden ermee hebben ingestemd dat de besluitvorming plaatsvindt; en

b.	de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

20.10.	Het bestuur van de vennootschap houdt van de genomen besluiten aantekening. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders. Aan ieder van dezen wordt desgevraagd afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

Artikel 21. Besluitvorming buiten vergadering

21.1.	Besluitvorming door aandeelhouders kan op andere wijze dan in een vergadering van aandeelhouders plaatsvinden mits alle vergadergerechtigden schriftelijk met deze wijze van besluitvorming hebben ingestemd. Het bepaalde in artikel 20.6 eerste volzin, en artikel 20.8 is van overeenkomstige toepassing. De stemmen worden schriftelijk uitgebracht. Aan het vereiste van schriftelijkheid van de stemmen wordt tevens voldaan indien het besluit onder vermelding van de wijze waarop ieder van de aandeelhouders heeft gestemd schriftelijk is vastgelegd. De bestuurders worden voorafgaand aan de besluitvorming in de ge-legenheid gesteld om advies uit te brengen.

Artikel 22. Fusie, splitsing, statutenwijziging, ontbinding

22.1.	Onverminderd het bepaalde in artikel 2:331 lid 1 BW en artikel 2:334ff lid 1 BW, kan de algemene vergadering besluiten tot fusie, splitsing, alsmede tot wijziging van de statuten en tot ontbinding van de vennootschap.
22.2.	Degenen, die een oproeping tot een algemene vergadering hebben gedaan, waarin een voorstel tot het nemen van een besluit tot statutenwijziging aan de orde zal worden gesteld, moeten tegelijkertijd met de oproeping een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap neerleggen ter inzage van aandeelhouders tot de afloop van de vergadering.

De aandeelhouders moeten in de gelegenheid worden gesteld van de dag van de nederlegging tot die van de algemene vergadering een afschrift van het voorstel, zoals in de vorige zin bedoeld, te verkrijgen.

Deze afschriften worden kosteloos verstrekt.

22.3.	Ingeval tot ontbinding van de vennootschap is besloten, geschiedt de vereffening door het bestuur of door een of meer andere door de algemene vergadering aan te wijzen personen, tenzij de rechter een andere vereffenaar of andere vereffenaars benoemt.

Bij het besluit tot ontbinding zal tevens de beloning worden bepaald door de vereffenaar of de vereffenaars gezamenlijk te genieten.

22.4.	Tijdens de vereffening blijven de statuten zoveel mogelijk van kracht.
22.5.	Het overschot na vereffening wordt aan aandeelhouders en andere rechthebbenden in verhouding tot ieders recht uitgekeerd.
22.6.	Na afloop van de vereffening zullen de boeken en bescheiden van de ontbonden vennootschap gedurende zeven jaren blijven berusten onder de persoon, daartoe door de algemene vergadering te benoemen.

Artikel 23. Overgangsbepalingen

23.1.	Het eerste boekjaar eindigt op eenendertig december tweeduizend eenentwintig.
23.2.	Dit artikel vervalt na afloop van het eerste boekjaar van de vennootschap.

SLOTVERKLARINGEN

Ten slotte verklaarde de comparant, handelend als gemeld:

A.	Benoeming eerste bestuurders

Voor de eerste maal worden tot bestuurders van de vennootschap benoemd:

-	de heer Barry Lee Engle II, geboren in Pennsylvania, Verenigde Staten van Amerika op vier januari negentienhonderd vierenzestig; en
-	de heer Sam Kiran Gabbita, geboren in Bangalore, India op vierentwintig januari negentienhonderd vierenzeventig.
B.	Geplaatst kapitaal bij oprichting

Bij de oprichting bedraagt het geplaatste kapitaal vijfenveertigduizend euro (EUR 45.000), verdeeld in vierhonderdvijftigduizend (450.000) aandelen van tien eurocent (EUR 0,10) nominaal, alle a pari vol te storten in geld.

Deze aandelen zijn alle geplaatst bij de Oprichter.

C.	Geen volstorting

Aan de stortingsplicht is niet voldaan. De aandelen worden volgestort na oprichting.

D.	Volmacht

Van voormelde volmacht blijkt uit een onderhandse akte die aan deze akte wordtgehecht .

SLOT

De bij deze akte betrokken comparant is mij, notaris, bekend.

WAARVANAKTE

wordt verleden te Amsterdam op de datum als in het hoofd van deze akte is vermeld. Na zakelijke opgave van de inhoud van deze akte en het geven van een toelichting daarop aan de comparant, heeft deze verklaard van de inhoud van deze akte te hebben kennisgenomen en met beperkte voorlezing in te stemmen.

Na beperkte voorlezing overeenkomstig de wet is deze akte door de comparant en door mij, notaris, ondertekend.

(Volgt ondertekening.)

VOOR AFSCHRIFT:

/s/ ILLEGIBLE

THE UNDERSIGNED:

Paul Pieter de Vries, civil-law notary in Amsterdam, declares that the attached document is an informal English translation of the deed of incorporation of QeII DutchCo B.V., registered in Amsterdam, executed on 11 March 2021.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably differences may occur in translation, and if so the Dutch text shall be legally binding.

Signed in Amsterdam

on 11 March 2021

/s/ ILLEGIBLE

INCORPORATION OF A PRIVATE LIMITED LIABILITY COMPANY

On the eleventh day of March

two thousand and twenty-one, appearing before me,

Paul Pieter de Vries, a civil-law notary in Amsterdam, is:

Marijn Florian van Horen, employed at the offices of Houthoff, Amsterdam with address (1082 MA) Amsterdam, Gustav Mahlerplein 50, born in Arnhem on the twenty-fourth day of October nineteen hundred ninety-six, acting pursuant to written powers of attorney from:

QeII Partners LLC, a lirnited liability company under the laws of the Cayman Islands, having its registered office at Floor 4, Willow House, Cricket Square, Grand Cayman KYI-9010, Cayman Islands, registered with the Registrar of Companies in the Cayman Islands under number 3215

(“Incorporator”).

The Incorporator hereby declares to incorporate a private company with limited liability, which shall be governed by the following articles of association:

ARTICLES OF ASSOCIATION

Article 1. Definitions

1.1.	In these articles of association:
-	body (orgaan) is a term that applies to the management board or the general meeting;
-	conflict of interest (tegenstrijdig belang) means a direct or indirect personal interest that conflicts with the interest of the company and its business;
-	DCC means the Dutch Civil Code;
-	in writing and written (schriftelijk) means a readable and reproducible message sent by way of letter, fax, e-mail or any other means of electronic comrnunication, unless otherwise stated in Dutch law or these articles of association;
-	management board (bestuur) is the body consisting of the managing director(s);
-	managing director (bestuurder) is a managing director as referred to in Dutch law;
-	meeting right (vergaderrecht) means the right to, either in person or through a holder of a written power of attorney, attend a general meeting and to address such general meeting;
-	person(s) with meeting rights (vergadergerechtigde(n)) are the shareholders (with or without voting rights) as well as the holders of a right of usufruct with voting rights.

Article 2. Name and seat

2.1.	The name of the company shali be:

Qell DutchCo B.V.

2.2.	The company shali have its seat in Amsterdam.

Article 3. Objects

3.1.	The objects of the company shall be:
-	to incorporate, to participate in and to finance companies or businesses;
-	to collaborate with, to operate and to manage the affairs of and to provide advice and other services to companies and other businesses;
-	to lend and to borrow funds;
-	to provide collateral for the debts and other obligations of the company, of other companies and businesses that are affihiated with the company in a group and of third parties;
-	to provide guarantees, to grant sureties and to jointly and severally bind the company or its assets for debts and other obligations of itself, of companies and businesses that are affiliated with it in a group and of third parties;
-	to acquire, to operate and to dispose of property, inciuding registered property; and
-	to acquire, to operate and to dispose of industrial and intehlectual property rights,

as well as to carry out all which is incidental or conducive to the above, in the broadest sense.

Article 4. Shares

4.1.	The capital of the company consists of shares, each having a nominal value of ten eurocent (EUR 0.10).
4.2.	The shares shahi be registered and shali be numbered consecutively, starting at 1.
4.3.	No share certificates shahi be issued by the company.
4.4.	1f shares or the right to shares are jointhy held, the joint shareholders may only be represented by a single person holding a written proxy signed by them all.

Article 5. Issue

5.1.	Shares shail be issued pursuant to a resolution adopted by the general meeting. The resolution shail set out the price and other terms and conditions of issue. Subject to article 2:191 paragraph 1 DCC, second sentence, the nomina] value of each share must be paid up upon subscription.
5.2.	The general meeting may delegate its powers as described in the preceding paragraph to another body, and may revoke this delegation.

5.3.	Subject to the provisions of Dutch law, every shareholder shali have a pre-emptive right to any issue of shares on a basis pro rata to the aggregate number of shares held by the shareholder.

A pre-emptive right is non-transferable.

For any single share issue the pre-emptive right may be limited or precluded by a resolution adopted by the general meeting. 1f the genera] meeting has delegated its powers referred to in article 5.1 to another body pursuantto article 5.2, the power referred to in the preceding sentence is also vested in that other body for the same period.

5.4.	The provisions in the preceding paragraphs of this article shall apply mutatis mutandis to the granting of a right to subscribe to shares.
5.5.	The management board is authorised to enter into the transactions as referred to in article 2:204 paragraph 1 DCC.

Article 6. Own shares

6.1.	On an issue of shares the company is not able to subscribe to its own shares.
6.2.	The management board resolves on the acquisition of shares in the capital of the company. The acquisition by the company of shares in its own capital when those shares have not been fully paid up shall be nul] and void.
6.3.	The company may not acquire its own fully paid-up shares, unless such is done at no consideration, if:
a.	the company’s shareholders equity capital less the acquisition price is less than the reserves that should be maintained under Dutch law; or
b.	the management board either knows or should reasonably foresee that the company upon acquisition will not be able to continue paying its debts when they become due.
6.4.	1f the company is unable to continue to pay its short-term debts after an acquisition the managing directors who at the time of the acquisition knew or should have reasonably foreseen this, are jointly and severally liable to the company to compensate the shortfall caused by the acquisition plus statutory interest from the day of the acquisition. The remaining provisions of article 2:207 paragraph 3 DCC are applicable to such situation.

The transferor of the shares who knew or should have reasonably foreseen that after the acquisition the company would be unable to continue to pay its short-term debts, is jointly and severally liable to the company to compensate the shortfall caused by the acquisition up to a maximum of the acquisition price of the shares transferred by him, plus statutory interest from the day of the acquisition. 1f the managing directors have paid the claim under the first sentence of this paragraph, the payment referred to in the preceding sentence is to be paid to the managing directors, in proportion to the part that each of the managing directors has paid. The managing directors and the transferor shall not be entitled to set off their debt under this article.

6.5.	The preceding paragraphs do not apply to the company’s own shares acquired under universal title (algemene titel).
6.6.	In article 6.2 up to and including 6.5, ‘shares’ include depositary receipts for shares.
6.7.	After the acquisition of its own shares at least one share with voting rights shall be held by and on behalf of someone other than the company or one of its subsidiaries.

Articte 7. Reduction of capital

7.1.	The genera] meeting may resolve to reduce the issued capital by cancelling shares or by amending the articles of association to reduce the nominal amount of the shares. Such resolution should not lead to repayment at the expense of reserves which should be maintained in accordance with Dutch law.
7.2.	Dutch law applies to a resolution to reduce the issued capital and its implementation.
7.3.	After the cancellation of shares at least one share with voting rights should be held by and on behalf of someone other than the company or one of its subsidiaries.
7.4.	Article 18.2 up to and including article 18.4 shall apply mutatis mutandis to a resolution to reduce the issued capital with repayment on shares.

Article 8. Depositary receipts for shares, pledgirig of shares and establishment of a right of usufruct over shares, meeting rights

8.1.	Meeting rights are not attached to depositary receipts for shares.
8.2.	A right of usufruct or a right of pledge may be granted over shares. Voting rights shall be vested neither in a holder of a right of usufruct nor in a holder of a right of pledge of shares. Notwithstanding the preceding sentence voting rights may be vested in a holder of a right of usufruct pursuant to the next-to-last sentence of article 2:197 paragraph 3 DCC.
8.3.	Shareholders without voting rights as a result of a right of usufruct as well as holders of a right of usufruct with voting rights have the rights conferred by Dutch law on holders of depositary receipts for shares with meeting rights. Holders of a right of usufruct without voting rights and holders of a right of pledge of shares do not have these rights.

Article 9. Register of shareholders

9.1.	The management board shall keep a register recording the names and addresses of all shareholders, the date on which they acquired the shares, the date of acknowledgement by or service upon the company and the amount paid up on each share. In addition email addresses may be recorded in the register. The names and addresses of those who have a right of usufruct or a right of pledge in respect of shares shall also be recorded, stating the date on which they acquired the right, the date of acknowledgement by or service upon the company, if and - to the extent applicable - which rights attached to the shares are vested in them.

9.2.	Every shareholder, holder of a right of usufruct and holder of a right of pledge is obliged to ensure that the company is notified of his information referred to in paragraph 9.1.
9.3.	The register shall be regularly updated in accordance with Dutch law.
9.4.	All entries in, copies of, or extracts from the register of shareholders shall be authenticated by a managing director.

Article 10. Transfer of shares

10.1.	The issue and transfer of a share, or the transfer or waiver of a limited right to a share, require a deed which has been executed before a civil-law notary practising in the Netherlands and to which all persons involved are a party.
10.2.	The transfer of a share, or the transfer or waiver of a limited right to a share, in accordance with the provisions of article 10.1 shall also, by operation of Dutch law, be legally binding on the company. Except in the event that the company itself is a party to the legal transaction, the rights accruing to the share may not be exercised until the company has either acknowledged this legal transaction or has been served with the deed of transfer in accordance with Dutch law.

Article 11. No restriction on the transfer of shares

11.1.	No restriction as referred to in article 2:195 paragraph 1 DCC is applicable on the transfer of shares in the capital of the company.

Article 12. Management board

12.1.	The company shall have a management board. The number of managing directors shall be laid down by the general meeting.
12.2.	Managing directors shall be appointed by the general meeting.
12.3.	Managing directors may be suspended or dismissed by the general meeting at any time.
12.4.	The total period of a suspension, including any extensions, may last no longer than three months.
12.5.	The remuneration and other terms and conditions for the appointment of each individual managing director shall be determined by the general meeting.
12.6.	The management board shall act in accordance with the instructions given by the general meeting, taking into account the relevant provisions of Dutch law.

Article 13. Board rules and regulations

13.1.	The management board may adopt board rules and regulations, allocating duties to one or more managing directors and regulating any such subjects as the management board deems necessary or appropriate. A resolution to adopt regulations shall be taken by the management board after obtaining the prior approval of the general meeting.
13.2.	The regulations shall not be inconsistent with Dutch law or these articles of association.

13.3.	The management board may alter or cancel the regulations, taking into account the provisions of the second sentence of article 13.1.

Article 14. Adoption of resolutions by the management board

14.1.	A managing director that has a conflict of interest with respect to a proposed management board resolution shall immediately report this to the management board.
14.2.	A managing director shall not participate in the deliberation and decision-making process if he has a conflict of interest. In the event that, as a consequence of the preceding sentence, a resolution cannot be adopted, the resolution will be adopted by the general meeting, unless the general meeting appoints one or more persons to adopt the resolution. In the latter case, also one or more managing directors having a conflict of interest can be appointed for this purpose by the general meeting, in which case the first sentence of this paragraph shall not apply.
14.3.	The management board shall adopt resolutions by a majority of the votes cast in a meeting of the management board.
14.4.	With due consideration of article 14.2, each managing director shall be entitled to cast one vote in meetings of the management board.
14.5.	Unless a managing director has a conflict of interest with regard to a proposed resolution, he can be represented in meetings of the management board. Such representation can only be made by another managing director who does not have a conflict of interest and pursuant to a written power of attorney.
14.6.	The management board may also adopt resolutions without convening a meeting, provided that all managing directors - with the exception of the managing directors that have reported a conflict of interest pursuant to article 14.1, unless all managing directors have a conflict of interest - have been consulted and none of them have raised an objection to adopt resolutions in this manner. To resolutions outside of a meeting article 14.1 up to and inciuding 14.4 shall apply.
14.7.	Subject to the prior approval of the general meeting shall be all management board resolutions concerning such legal acts as determined and clearly defined by the general meeting and brought to the attention of the management board in writing.

The absence of the approval as defined in this paragraph shall not affect the powers of the management board or of the managing directors to represent the company.

Article 15. Unavailability or inability to act of a managing director

15.1.	1f a managing director is unavailable or unable to act, then the management of the company shall be vested in the remaining managing director or managing directors. 1f no managing director is available or able to act, the management of the company shall be temporarily vested in a person designated for that purpose by the general meeting. The provisions in these articles of association regarding the management board and the managing directors shall, to the extent possible, apply mutatis mutandis to such designated person.

Article 16. Representation of the company

16.1.	The authority to represent the company shall vest exclusively in:
-	the management board; or
-	any one of the managing directors.

Article 17. Financial year, annual accounts and management report

17.1.	The company’s financial year shall be concurrent with the calendar year.
17.2.	The management board shall prepare the annual accounts, which shall consist of the balance sheet and the profit and loss statement with explanatory notes. The annual accounts shall be prepared within five months of the end of each financial year, unless the general meeting grants an extension to a maximum of five months in special circumstances. The annual accounts require the signatures of all the managing directors. The absence of a signature, and the reason for that, shall be expressly stated. As far as required by law, the management board shall also prepare a management report within the above-mentioned period.
17.3.	1f, and to the extent that, any relevant provision of Dutch law is applicable to the company, the general meeting shall retain a registered accountant or a firm of registered accountants, as defined in article 2:393 paragraph 1 DCC, to examine the annual accounts and, if prepared, the management report prepared by the management board, in order to write a report and to provide a statement thereon.
17.4.	The annual accounts shall be adopted by the general meeting. Adoption of the annual accounts shall not serve to grant discharge to a managing director. 1f each shareholder is also a managing director of the company, the signing of the annual accounts by all managing directors does not, in deviation from article 2:210 paragraph 5 DCC, serve as the adoption of the annual accounts.
17.5.	1f, and to the extent that, it is required under Dutch law, the company is obliged to make the annual accounts publicly available at the trade register.

Article 18. Appropriation of profits, distributions to shareholders

18.1.	The general meeting is authorized to appropriate the profits which have been determined by adopting the annual accounts, and to determine distributions, to the extent the equity of the company exceeds the reserves which must be maintained under Dutch law.
18.2.	A resolution to make a distribution has no effect until the management board has granted approval for such resolution. The management board shall refuse this approval only if it knows or should reasonably foresee that the company will be unable to continue to pay its short-term debts after the distribution.

18.3.	1f the company is unable to continue to pay its short-term debts after a distribution, the managing directors who, at the time of the distribution knew or should have reasonably foreseen this, are jointly and severally liable to the company to compensate the shortfall caused by the distribution plus statutory interest from the day of the distribution. A managing director is not liable if he proves that he cannot be blamed for the company making the distribution, and that he was not negligent in taking measures to avoid its adverse effects.
18.4.	The beneficiary of the distribution who knew or should have reasonably foreseen that after the distribution the company would be unable to continue to pay its short-term debts is jointly and severally liable to the company to compensate the shortfall caused by the distribution, each beneficiary up to a maximum amount or value of the distribution received by such beneficiary, plus statutory interest from the day of the distribution. 1f the managing directors have paid the claim referred to under the first sentence of article 18.3, the payment referred to in the preceding sentence is paid to the managing directors, in proportion to the part that each of the managing directors has paid. In respect of the debt referred to in the first sentence of article 18.3 or the first sentence of this article, the debtor is not entitled to a set off.
18.5.	In calculating each distribution, the shares held by the company in its own capital shall be disregarded.
18.6.	In calculating the amount that will be distributed on each share, only the amount of the mandatory payment on the nominal amount of the shares is eligible. Deviation from the preceding sentence is possible with the consent of all sh a rehol d ers.
18.7.	The right to receive a distribution shall expire five years from the day on which such a distribution became payable.

Article 19. Shareholders meetings

19.1.	During every financial year at least one genera] meeting shall be held or at least once the general meeting shall resolve in the manner provided for in article 21.1. In this meeting or resolution the following shall, in any case, be brought up for consideration:
-	the management report, as far as required by law;
-	the adoption of the annual accounts;
-	the granting of discharge from liability to the managing directors for actions in respect of their management during the preceding financial year; and
-	if required by Dutch law, the instruction of an expert as referred to in article 2:393 DCC.

19.2.	1f persons with meeting rights represent, jointly or severally, at least one percent (1%) of the issued capital, have asked by registered mail to add one or more items to the agenda of a general meeting, such item(s) will be incorporated in the notice convening the general meeting, provided that:
a.	the company has received the request no later than on the thirtieth (30th) day before the day of the general meeting; and

b.	addressing the items at the meeting will not be contrary to the substantial interests of the company.

19.3.	The general meeting shall be held in the municipality where the company has its registered seat.
19.4.	The authority to convene a general meeting and to determine the matters to be considered shall vest in the management board, each managing director and each shareholder.

One or more persons with meeting rights that represent, jointly or severally, at least one percent (1%) of the issued capital can request the management board, by registered mail with a detailed statement of the topics to address, to convene a general meeting. The management board shali take the necessary measures to ensure that the general meeting can be held within four weeks of the request, unless convening the meeting will be contrary to the substantial interests of the company.

19.5.	Notice of the convening of a general meeting shall be issued by or on behalf of those who resolved to convene the meeting (“Notice”), which Notice is to be dispatched to the persons with meeting rights no later than the eighth day before the date of the meeting:
a.	by means of written notices dispatched to the addresses of the persons with meeting rights as recorded in the shareholder register; or

b.	provided that the person with meeting rights consents thereto, by means of a readable and reproducible notice which is sent electronically to the address that has been made available for this purpose to the company by the person with meeting rights.

The Notice shall set out the place, date and time of the meeting and the matters to be considered.

The failure of one or more of the Notices dispatched in accordance with the stipulations set out above to reach the destination shall not affect the validity of the general meeting or the resolutions adopted thereby.

19.6.	The general meeting shall appoint its own chairman.
19.7.	Minutes shall be taken of the matters dealt with in a general meeting unless a notarial record of the proceedings is drawn up. The minutes shall be entered into a register maintained for that purpose and require the adoption and signature of the chairman of the meeting and the secretary of the meeting, who shall be appointed by the chairman at the commencement of the meeting. The minutes or the notarial record of the proceedings shall serve as evidence of the resolutions adopted in the general meeting.

Article 20. Adoption of resolutions in a meeting

20.1.	All shareholders, either in person or by means of a person holding a written proxy, shall be entitled to attend a general meeting and to address that meeting. The managing director or managing directors shall have, in this capacity, the opportunity to provide advice in the general meeting.
20.2.	In order to be able to participate in the voting at the general meeting the shareholders or their representatives must sign the attendance book, recording the number of shares represented by them.
20.3.	Every share entitles its holder to cast one vote.
20.4.	In a general meeting, neither votes may be cast for shares held by the company or by any subsidiary thereof, nor may votes be cast for a share for which either of them hoids a depositary receipt for a share.
20.5.	The sum of the shares for which no voting rights may be exercised according to Dutch law shall be disregarded in determining the extent to which the shareholders are entitled to vote, are present or represented, or to which extent the share capital is provided or represented.
20.6.	Resolutions passed in a general meeting shall be adopted by a majority of the votes cast. Blank votes shall be deemed not to have been cast.
20.7.	The votes shall be cast orally at the general meeting, unless the chairman of the meeting decides otherwise.
20.8.	In case of a tie in the vote, the proposal shall be deemed to have been rejected.
20.9.	In a general meeting valid resolutions can be adopted, even if the requirements in respect of the convening and holding of meetings have not been complied with, provided that:
a.	all persons with meeting rights have declared to consent that adoption of resolutions shall take place; and

b.	the managing director(s) has (have) had the opportunity to provide advice prior to the adoption of resolutions.

20.10.	The management board shall keep a record of the adopted resolutions. This record shall be made available at the company’s office for inspection by the shareholders. Each shareholder shall, upon request, be provided with a copy of or extract from this record at no more than the actual costs.

Article 21. Adoption of resolutions outside a meeting

21.1.	Shareholders may also adopt resolutions without convening a general meeting, provided that all persons with meeting rights have declared in writing to be in favour of this manner of adopting resolutions. The first sentence of article 20.6 and article 20.8 apply accordingly. Votes are cast in writing. The requirement that these are cast in writing shall also be met if the resolution is recorded in writing, specifying the manner in which each of the shareholders has voted. The managing director(s) shall be given the opportunity to provide advice prior to the adoption of resolutions.

Article 22. Merger, demerger, amendment to the articles of association, dissolution

22.1.	Notwithstanding the provisions of article 2:331 paragraph 1 DCC and article 2:334ff paragraph 1 DCC, the general meeting may resolve to merge the company, or to demerge the company, as well as to amend the articles of association or to dissolve the company.
22.2.	Those who convene a general meeting in which a proposal is made to adopt a resolution to arnend the articles of association must deposit a copy of the proposal, stating the verbatim text of the proposed amendment, at the offices of the company for inspection by the shareholders. The proposal must be deposited at the same time as the notice of the meeting and kept there until after the close of the meeting. The shareholders must be given the opportunity to obtain a copy of the proposal described in the preceding sentence from the day on which the convening notice for that meeting is dispatched until the day of the general meeting. Such copies shall be provided free of charge.
22.3.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the management board or by one or more persons appointed by the general meeting, unless the court should appoint another liquidator or other liquidators. 1f a resolution to liquidate the company is passed, a resolution regarding the remuneration to be paid to the liquidator, or the joint liquidators, must be passed at the same time.
22.4.	The articles of association shall, as far as possible, remain effective during the process of liquidation.
22.5.	The liquidation surplus shall be distributed to shareholders and other parties entitled thereto in proportion to their respective rights.
22.6.	After the liquidation has been completed, the books and records of the dissolved company shall remain in the custody of a person to be appointed for that purpose by the general meeting for a period of seven years.

Article 23. Transitional provision

23.1.	The company’s first financial year shall end on the thirty-first day of December two thousand and twenty-one.
23.2.	This article will lapse as soon as the company’s first financial year has ended.

CONCLUDING STATEMENTS

In closing, the person who appeared before me, acting in the capacity described above, stated that:

A.	Appointment first managing directors

The following persons have been appointed as the company’s first managing directors:

-	Mr. Barry Lee Engle II, born in Pennsylvania, United States of America on the fourth day of January nineteen hundred sixty-four; and
-	Mr. Sam Kiran Gabbita, born in Bangalore, India on the twenty-fourth day of January nineteen hundred seventy-four.

B.	Issued capital at incorporation

Upon incorporation, the issued capital amounts to forty-five thousand euro (EUR 45,000), divided into four hundred and fifty thousand (450,000) shares with a nominal value of ten eurocent (EUR 0.10), all to be fully paid-up at par in cash.

All these shares have been subscribed to by the Incorporator.

C.	Payment on shares

The payment obligation on the shares has not been satisfied. The shares will be paid up after incorporation.

D.	Power of attorney

The above-mentioned power of attorney is evidenced by one instrument annexed to the present deed.

CONCLUSION

The person appearing in connection with this deed is known to me, civil-law notary.

THIS DEED

is executed in Amsterdam on the date stated at the head of the deed.

The substance of this deed and an explanation of the deed have been communicated to the person appearing, who has expressly taken note of its contents and has agreed to its limited reading.

After a limited reading in accordance with the law, this deed was signed by the person appearing and by me, civil-law notary.